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EXHIBIT 10.11.6

AMENDMENT FIVE TO THE SUPPLEMENTAL BENEFIT PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2002

        THIS AMENDMENT to The Coca-Cola Company Supplemental Benefit Plan (the "Plan") is adopted by The Coca-Cola Company Benefits Committee (the "Committee").

W I T N E S S E T H:

        WHEREAS, Section 6.4 of the Plan provides that the Committee may amend the Plan at any time;

        WHEREAS, the Committee wishes to amend the Plan in light of new tax legislation affecting deferred compensation plans, to change the application of eligible compensation for situations involving an employee's death, and to change a provision dealing with distributions in the event of disability;

        NOW, THEREFORE, the Committee hereby amends the Plan as follows:

1.

        Effective October 1, 2005, a new section 3.1(a)(7) shall be added as follows:

    (7)
    For purposes of calculating the Supplemental Pension Benefit under this section, eligible compensation shall be the same as the eligible compensation under the Qualified Pension Plan, except that, solely for the purposes of this Plan, compensation shall also include any amounts paid after the death of an employee relating the Participant's employment that i) would have been eligible compensation if paid to the Participant while living and ii) is payable under the terms of the applicable plan, program or agreement no later than the last day of the calendar month following the calendar month in which the Participant dies.

2.

        Effective October 1, 2005, a new section 3.2(a)(3) shall be added as follow:

    (3)
    For purposes of calculating the Supplemental Thrift Benefit under this section, eligible compensation shall be the same as the eligible compensation under the Qualified Defined Contribution Plan, except that, solely for the purposes of this Plan, compensation shall also include any amounts paid after the death of an employee relating the Participant's employment that i) would have been eligible compensation if paid to the Participant while living and ii) is payable under the terms of the applicable plan, program or agreement no later than the last day of the calendar month following the calendar month in which the Participant dies.

3.

  Effective January 1, 2006, the second sentence of Section 3.2(b)(1) of the Plan shall be deleted and replaced with the following:

    The Participant's Supplemental Thrift Benefit shall be distributed upon the Participant's permanent and total disability.

4.

        Effective as of January 1, 2005, a new Section 6.10 shall be added as follows.

          6.10    409A

        For deferrals subject to 409A, the Plan shall be operated in good faith compliance with Section 409A until final Internal Revenue Service guidance is issued. Such good faith operation shall include any requirements applicable under Section 409A. The Plan document shall be amended and/or restated no later than the deadline prescribed by the Internal Revenue Service (currently December 31, 2006) to reflect all provisions required by Section 409A and the regulations thereunder.

        IN WITNESS WHEREOF, the Committee has adopted this Amendment Five on the date shown below, but effective as of the dates indicated above.

THE COCA-COLA COMPANY BENEFITS COMMITTEE
Date	12/21/05	By	/s/ BARBARA S. GILBREATH

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AMENDMENT FIVE TO THE SUPPLEMENTAL BENEFIT PLAN AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2002